EXHIBIT 99.1
                          FIRST FEDERAL BANCORPORATION
                                 214 5th STREET
                            BEMIDJI, MINNESOTA 56601


                           OFFER TO PURCHASE FOR CASH
                       SHARES HELD BY ODD-LOT HOLDERS ONLY

     First Federal Bancorporation, a Minnesota corporation, is hereby offering to purchase for cash all shares of its common stock, $0.01 par value per share, held by stockholders owning 99 shares or less of the common stock ("Odd-Lot Holders"). Employee benefit plans are not eligible to participate in this Odd-Lot Tender Offer. Participation in this Odd-Lot Tender Offer is voluntary; however, if an Odd-Lot Holder decides to participate, such holder must sell all shares owned. This Offer expires on ____________________, 2001.

     Shares will be purchased by us at a price equal to the closing sales price for the common stock on the Wednesday following receipt of a properly-executed Acceptance Card by D. F. King as such price is reported on the Nasdaq SmallCap Market. No commissions or other brokerage charged by the Company in this Odd-Lot Tender Offer. However, if you hold your shares in "street name," you broker may charge a processing fee. The closing sales price of the common stock on August __, 2001 was $____.

     Depending on the number of stockholders electing to participate in this Odd-Lot Tender Offer, upon completion of this offer, the number of registered holders of our common stock may be under 300. As a result, we would be eligible to terminate the registration of the common stock under the Securities Exchange Act of 1934, as amended. Because of this, this Odd-Lot Tender Offer may be deemed a "going private" transaction under the Securities and Exchange Commission's Rule 13e-3. Under Rule 13e-3, we are required to mail this document to all of our stockholders including stockholders not eligible to participate in the Odd-Lot Tender Offer. If we are eligible to terminate our registration upon completion of this Odd-Lot Tender Offer, we intend to do so. This means that we would no longer be required to file periodic reports with the Securities and Exchange Commission (such as Forms 10-QSB and Form 10-KSB). We would also no longer be eligible to have the common stock quoted on the Nasdaq SmallCap Market.

     Our Board of Directors has approved the Odd-Lot Tender Offer. However, neither the Company nor any member of the Board of Directors or executive officers is making a recommendation to you as to whether to tender your shares. You must make your own decision as to whether to participate. Before doing so, you should review this entire document carefully. Historical market price and dividend information is included herein under "Market Price and Dividend Information." Summary financial data regarding the Company is included herein under "Summary Financial Information."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of this disclosure document. Any representation to the contrary is a criminal offense.

              The date of this Offer to Purchase is _________, 2001

                                    IMPORTANT

     If you are a holder of less than 100 shares of our common stock and wish to participate in this Odd-Lot Tender Offer, there are a number of methods by which you can tender your shares, depending upon your situation.

     . If you hold physical certificates evidencing the shares, complete and sign the enclosed Acceptance Card in accordance with the instructions on the card, mail or deliver it and any of the other required documents to Odd Lot Securities Processing Center, P.O. Box 859208, Braintree, Massachusetts 02185-9208.

     . If you are a beneficial owner who owns shares registered in the name of a broker, dealer, bank trust company or other nominee, you should contact such entity if you desire to tender your shares.

                               SUMMARY TERM SHEET

     This is a summary of the most material terms of the proposed Odd-Lot Tender
Offer:

     . This Odd-Lot Tender Offer is only open to stockholders who own 99 shares of First Federal Bancorporation common stock or less.

     . The Odd-Lot Tender Offer is voluntary; eligible stockholders may but are not required to sell their shares. If an eligible stockholder wishes to participate, however, he or she must sell all of their shares.

     . Shares held in any First Federal Bancorporation employee benefit plan are not eligible to participate.

     . All shares submitted through the program will be purchased at the prevailing market price during the period the offer remains open. The sales price you will receive for your shares will be the closing market price for the common stock on the Wednesday after a properly executed Acceptance Card is received by us. There is no guaranteed minimum price.

     . You will not be obligated to pay any commissions to the Company as a result of the Odd-Lot Tender Offer.

     . The Odd-Lot Tender Offer will expire on _____________, 2001. Your authorization to sell must be received no later than 5:00 p.m. on that date.

     . If you sell your shares in this Odd-Lot Tender Offer, you will no longer be a stockholder of First Federal Bancorporation and will no longer have voting rights or rights to receive any dividends.

     . Depending on the number of stockholders who elect to participate in the Odd-Lot Tender Offer, upon completion of this transaction, the number of registered holders of First Federal Bancorporation common stock may be less than 300. As a result, First Federal Bancorporation may be eligible to deregister the Common Stock under the Securities Exchange Act of 1934, as amended.

     . If First Federal Bancorporation deregisters its common stock, it will no longer be eligible to be traded on the Nasdaq Stock Market. In addition, it will no longer be required to file periodic reports such as Forms 10-KSB and Forms 10-QSB with the Securities and Exchange Commission.

     . Since the Odd-Lot Tender Offer is voluntary and shares will be purchased at market prices, First Federal Bancorporation has not engaged any person or entity to issue a "fairness" or similar opinion with respect to this transaction.

     . Once you elect to tender your shares, your election is irrevocable. There are no other conditions that must be satisfied.

     . The receipt of cash by you in exchange for your shares will be a taxable transaction for United States federal income tax purposes and possible for state and local income tax purposes as well. In general, a stockholder who participates will recognize a gain equal to the difference between the amount of cash received and the stockholder's adjusted basis in the shares sold.

     . You may contact D. F. King & Co., our information agent at (800) 488-8075 if you have any additional questions or need additional copies of any of these documents.

                                 SPECIAL FACTORS


     THE PRIMARY PURPOSES OF THE ODD-LOT TENDER OFFER ARE TO PROVIDE A MEANS FOR SMALL HOLDERS TO ECONOMICALLY SELL THEIR SHARES AND TO SAVE US THE EXPENSE ASSOCIATED WITH MAINTAINING SMALL ACCOUNTS

     The primary purpose of undertaking the Odd-Lot Tender Offer was to provide an economic means for small stockholders to sell their shares. Generally, brokerage commissions are often higher on a per share basis for selling less than one round lot (100 shares). No brokerage costs will be charged to Odd-Lot Holders who elect to tender their shares in this Offer. We also benefit by saving the costs associated with maintaining these small accounts. We incur the same level of expenses for maintaining the account of a stockholder owning less than 100 shares as we do for our larger stockholders since all stockholders receive the same information.

     DEPENDING ON THE NUMBER OF STOCKHOLDERS WHO ELECT TO PARTICIPATE IN THIS ODD-LOT TENDER OFFER, WE MAY BE ELIGIBLE TO TERMINATE THE REGISTRATION OF THE COMMON STOCK UNDER THE EXCHANGE ACT

     Currently, we have approximately 323 stockholders of record of which we estimate that approximately 98 holders are eligible to participate in this Odd-Lot Tender Offer. If this Odd-Lot Tender Offer results in the number of our stockholders of record falling below 300, we will be able to terminate the registration of the common stock under the Exchange Act. If we become eligible, we intend to do so. After such termination is accomplished, we will no longer be required to file periodic reports with the Securities and Exchange Commission. This will result in additional cost savings for us. We estimate that the costs associated with preparing and filing the required reports with the SEC amounted to approximately $31,250.00 in the fiscal year ended September 30, 2000. In addition, management time associated with the preparation of these reports is considerable.

     If we terminate the registration, the public information available with respect to the Company will be substantially reduced.

     IF WE DEREGISTER THE COMMON STOCK, WE WILL NO LONGER BE ELIGIBLE TO HAVE THE COMMON STOCK LISTED ON NASDAQ OR ANY NATIONAL SECURITIES EXCHANGE

         Nasdaq requires that companies whose stock is listed for trading on the Nasdaq SmallCap Market be registered under the Exchange Act. If we terminate our registration, the common stock will no longer be eligible to be traded on Nasdaq. As such, it may be difficult for stockholders to sell their shares. We will attempt to get the common stock quoted in the Over-the-Counter market through the National Quotation Bureau's "Pink Sheets" but we cannot guarantee this will occur or that an active market will exist for you to sell your shares.

     WE DID NOT OBTAIN A FAIRNESS OPINION IN CONNECTION WITH THIS TRANSACTION; THE BOARD IS NOT MAKING A RECOMMENDATION AS TO WHETHER ELIGIBLE STOCKHOLDERS SHOULD TENDER THEIR SHARES

     Since the Odd-Lot Tender Offer is voluntary and shares will be purchased at market prices, the Board of Directors did not believe it was necessary to obtain any fairness or similar opinion in connection with this transaction.

     While the Board of Directors has approved this Odd-Lot Tender Offer and believes it is fair to stockholders, neither the Board nor any executive officer is making any recommendation to eligible stockholders as to whether a stockholder should participate in this Offer.

     STOCKHOLDERS DO NOT HAVE THE RIGHT TO VOTE ON THIS TRANSACTION AND ARE NOT ENTITLED TO APPRAISAL RIGHTS

     The Odd-Lot Tender Offer is not required to be approved by stockholders although all stockholders are entitled to the receipt of this disclosure document. No dissenters' rights of appraisal will result either.


                      MARKET PRICE AND DIVIDEND INFORMATION

     The principal market in which the Shares are being traded is the Nasdaq, and the high and low sales prices for the Common Stock in such principal market for each quarter during the past two years is set forth below. No dividends have been paid during this period.

                                              HIGH (1)          LOW (1)
                                              --------          -------
           FISCAL 1999:
               First Quarter                  10.166             9.000
               Second Quarter                  9.167             7.833
               Third Quarter                  10.500             7.833
               Fourth Quarter                  8.500             7.250

           FISCAL 2000:
               First Quarter                   7.750             5.000
               Second Quarter                  7.750             6.125
               Third Quarter                   8.000             7.063
               Fourth Quarter                  8.000             7.063

           FISCAL 2001:
               First Quarter                   7.750             6.063
               Second Quarter                  9.000             6.375
               Third Quarter                  10.490             7.900

                          SUMMARY FINANCIAL INFORMATION

SUMMARY OF FINANCIAL CONDITION

                                  AT                       AT SEPTEMBER 30,
                                JUNE 30,  ---------------------------------------------------
                                 2001      2000      1999        1998        1997      1996
                              ----------  -----     ------      ------      ------    ------
                                                    (Dollars in thousands)
Total amount of:
  Assets ..................   $138,190   $140,218   $132,290   $125,251   $111,492   $107,256
  Loans receivable, net ...     77,476     70,754     57,257     56,064     53,589     51,003
Investment securities:
  Available for sale ......      7,532     13,633     16,071     19,732     28,757     25,750
  Held to maturity ........     32,578     33,576     33,574     22,992       --         --

Mortgage-backed and related
 securities:
  Available for sale ......      9,300     11,578     15,201     17,101     18,834     19,903
  Held to maturity ........        146        159        234        307        530        846
Deposit accounts ..........     96,246     88,900     88,111     85,866     83,003     81,047
Advances from FHLB ........     22,760     31,363     24,957     20,457      9,534      6,943
Other borrowings ..........      4,175      5,562      4,701      4,435      4,697      4,955
Stockholders' equity ......     13,728     12,813     13,061     13,082     11,941     12,323

SUMMARY OF OPERATIONS
                                   NINE MONTHS ENDED
                                        JUNE 30,               YEAR ENDED SEPTEMBER 30,
                                   -----------------    -------------------------------------------
                                    2001      2000       2000     1999     1998     1997     1996
                                    ----      ----      ------   ------   ------   ------   ------
                                                    (Dollars in thousands)

Interest income ................   $7,616   $7,027      $9,575   $8,756   $8,520   $7,891   $7,429
Interest expense ...............    4,584    4,217       5,816    5,133    4,906    4,457    4,016
                                   ------   ------      ------   ------   ------   ------   ------
Net interest income before
  provision for loan losses ....    3,032    2,810       3,759    3,623    3,614    3,434    3,413
Provision for loan losses ......      208        4          45       98      153     --       --
Non-interest income ............      569      598         782      567      651      571      533
Non-interest expense ...........    2,319    2,321       3,067    2,849    2,811    2,805    3,414
                                   ------   ------      ------   ------   ------   ------   ------
Income before income tax expense    1,074    1,083       1,429    1,243    1,301    1,200      532
Income tax expense .............      407      409         539      473      487      492      216
                                   ------   ------      ------   ------   ------   ------   ------
Net income .....................   $  667   $  674      $  890   $  770   $  814   $  708   $  316
                                   ======   ======      ======   ======   ======   ======   ======
Per Share Data:
   Basic earnings per share ....   $  .68   $  .62      $  .83   $  .66   $  .70   $  .58   $  .20
   Diluted earnings per share ..      .66      .61         .82      .64      .65      .56      .19
Book value .....................    13.40     9.77       12.10    10.56    10.09     9.05     8.25


KEY OPERATING RATIOS
                                                  NINE MONTHS ENDED
                                                        JUNE 30,                 YEAR ENDED SEPTEMBER 30,
                                                  -----------------   -----------------------------------------------
                                                   2001      2000      2000      1999      1998      1997       1996
                                                  ------    ------    ------    ------    ------    ------     ------
Return on assets (net earnings divided
  by average total assets) ......................    .48%      .33%      .65%     0.60%     0.69%     0.65%     0.31%
Return on equity (net earnings
  divided by average equity) ....................   4.86      3.40      6.95      5.85      6.60      5.87      2.31
Tangible-equity-to-assets ratio
  (average equity divided by
  average total assets) .........................   9.33      9.73      9.42     10.22     10.44     11.10     13.25
Interest rate spread ............................   2.39      2.64      2.47      2.61      2.87      2.94      3.02
Net interest margin (1) .........................   3.02      2.90      2.90      2.94      3.23      3.32      3.51
Non-performing loans to total loans (2) .........    .66       .89       .56      0.75      0.90      0.17      0.41
Non-performing assets to total assets (3)  ......    .45       .44       .48      0.53      0.53      0.32      0.38
Allowance for loan losses to total loans ........    .75       .80       .72      0.95      0.86      0.78      0.87
Allowance for loan losses to
  non-performing loans .......................... 114.17     90.07    128.78    126.14     96.14    464.13    214.93
Net charge-offs to average loans ................    .13      0.07      0.15      0.05      0.08
Non-interest expense to average assets ..........   1.10      1.16      2.26      2.21      2.38      2.58      3.30
Average interest-earning assets to
  average interest-bearing
  liabilities.................................... 105.29    103.73    109.57    107.83    108.32    108.73    111.96

_________
(1)  Net interest income/average interest earning assets.
(2)  Includes non-accruing loans and loans delinquent 90 days or more.
(3)  Includes non-performing loans and real estate owned.

                       WHERE YOU CAN FIND MORE INFORMATION

     Pursuant to Rule 13e-3 of the General Rules and Regulations under the Exchange Act, we have filed a Schedule 13e-3 with the Securities and Exchange Commission which contains additional information with respect to this Odd-Lot Tender Offer. Such Schedule 13E-3, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, as is set forth below.

     Federal securities law requires the Company to file information with the Commission concerning its business and operations. Accordingly, the Company files annual, quarterly and special reports, proxy statements and other information with the Commission. Such reports, as well as other information concerning the Company that is filed with the Commission, may be inspected and copies may be obtained at the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036-3648. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following is a list of the directors and executive officers of the Company and for each: (I) current principal occupation or employment and the name, principal business address of any corporation in which the employment or occupation is conducted; (ii) material occupations, positions, offices or employment during the past give years. Each director and executive officer is a citizen of the United States. No director or executive officer has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     WILLIAM R. BELFORD has been President and Chief Executive Officer of the Bank since 1987. Mr. Belford has served as chairman of the Board of Directors and as Campaign Chairman of the United Way of Bemidji, as President and board member for the Joint Economic Development Commission, as Chairman and Secretary of the Savings League of Minnesota, on the Board of Directors of the Chamber of Commerce, as Treasurer and on the Board of the Visitors and Convention Bureau. Most recently, he is also serving on the Board of Directors of the Minnesota League of Savings and Community Bankers. His business address is 214 5th Street, Bemidji, Minnesota 56601.

     MARTIN R. SATHRE is a retired Abstracter and Title Insurance Agent for Sathre Abstracters Incorporated of Bemidji, Minnesota. Mr. Sathre is Secretary of Bemidji Development Corporation, a non-profit corporation that owns and operates a local industrial park, and was past President of the Rotary Club of Bemidji. His business address is 214 5th Street, Bemidji, Minnesota 56601.

     RALPH T. SMITH is a life long resident of Bemidji and has been associated with Smith Law Firm P.A. of Bemidji for over 40 years. He has been a Director of First Federal since 1966 and the Chair of its Board of Directors since 1987. His business address is 115 5th Street, Bemidji, Minnesota 56601.

     DEAN J. THOMPSON is an owner of Ken K. Thompson Jewelry, a retail jeweler located in Bemidji, Minnesota. Mr. Thompson was previously on the Board of Directors of the Bemidji Area Chamber of Commerce, former Chairman of the Downtown Bemidji Business and Professional Association, and is a member of the Bemidji Jaycees, Headwaters Chapter/Ducks Unlimited, Bemidji Elks Lodge #1052, the Bemidji State University President's Club and the Bemidji Downtown
Development Authority. His business address is 419 Beltrami Avenue, Bemidji, Minnesota 56601.

     WALTER R. FANKHANEL has served as General Manager of Dave Walters, Inc., a dealer of manufactured housing and also a developer of multi-family housing and has been since 1957. His business address is P.O. Box 956, Bemidji, Minnesota 56601.

     JAMES R. SHARP retired in 1993 after 34 years as a High School Teacher, Counselor and Administrator in Bemidji, Minnesota. Mr. Sharp has served as
President of the Headwaters Shrine Club, is a member of the Bemidji Town & Country Club, the AAD Temple Shrine, the Scottish Rite, the Masonic Lodge and the American Legion Club. His business address is 214 5th Street, Bemidji, Minnesota 56601.

     DENNIS M. VORGERT has served as Treasurer of the Company since its incorporation in 1994 and of the Bank since 1978. He is a member of the Bemidji Curling Club, the Bemidji Rotary Club, the Knights of Columbus, as well as Past member of Church Council. His business address is 214 5th Street, Bemidji, Minnesota 56601.

     KAREN JACOBSON has served as Secretary of the Company since its incorporation in 1994, and of the Bank since 1990. Ms. Jacobson is Treasurer of the local American Heart Association. Her business address is 214 5th Street, Bemidji, Minnesota 56601.

     WARREN MEISSNER is Vice President/Consumer Banking Division of the Bank. Mr. Meissner is President of the Bemidji Youth Baseball, and a member of the
Bemidji  Sunrise  Rotary,   Bemidji  Youth  Council,   American

Heritage  River  Committee,   Beltrami  County  Historical   Society,   Downtown
Development Authority and DDA liaison with the Bemidji Area Arts Council. His business address is 214 5th Street, Bemidji, Minnesota 56601.

     MIKE SHERWOOD is Vice President/Real Estate Division of the Bank. Mr. Sherwood is a member of the Headwaters Builders Association, Bemidji Board of Realtors and Girls Softball League. His business address is 214 5th Street, Bemidji, Minnesota 56601.

     The following table sets forth the aggregate number of shares owned and the percentage ownership of such shares for each director and executive officer as of June 30, 2001. None of the directors and executive officers had any transactions in the common stock during the 60 days preceding the date hereof

NAME OF DIRECTOR                 AMOUNT AND NATURE OF        PERCENT OF SHARES
OR EXECUTIVE OFFICER             BENEFICIAL OWNERSHIP        OF COMMON STOCK
--------------------             --------------------        -----------------
William R. Belford                    184,552                    14.53
Martin R. Sathre                       65,228                     5.14
Ralph T. Smith                         98,020                     7.72
Dean J. Thompson                       60,652                     4.78
Walter R. Fankhanel                    98,366                     7.75
James R. Sharp                         69,017                     5.44
Dennis M. Vorgert                      31,490                     2.48
Karen Jacobson                         19,639                     1.55
Warren Meissner                        26,092                     2.05
Mike Sherwood                          33,114                     2.61
